Exhibit 10.1

September 18, 2020

Sang Kyo Oh

2745 Maricopa St. Torrance, CA 90503

Dear Sang Oh,

On behalf of Open Bank, I am pleased to offer you the position of Executive Vice President & Chief Credit Officer, reporting to the President & Chief Executive Officer. This position is an important one to our organization and we look forward to you contributing your experience and expertise.

1. Start        date. October 19, 2020 at 9AM in the corporate office, suite 500.

2.   Base Salary. Your annualized gross base salary will be $250,000. We are paid semi- monthly on the 5th and 20th of the month.

3. Restricted Stock Units.  You will be granted with 45,000 RSU with a 5-year graded vesting schedule from the grant date, contingent on Board Approval (TBD) and upon creation of a new equity plan in 2021.

4. Cell Phone Allowance. You will receive a cell phone allowance of $200 per month, paid semi-monthly.

5.   Paid Time Off (“PTO”). You will receive 5 weeks of paid time off (vacation and sick leave) per year, prorated per pay period.

6. Benefits. You will be eligible for health benefits of medical, dental, vision and life/LTD insurance on the first day of the month following your hire date and the 401(k) Plan on the first day of the month following 90 days of employment.

7. Management Incentive Plan. You will be eligible to participate in the Management Incentive Plan (MIP) starting Plan Year 2021, which is a cash incentive program tied to performance of the individual and the Bank.

During your employment you will have access to confidential and proprietary information, which we consider private and protect adamantly.  We also resolve any dispute between you and us by arbitration. Therefore, this offer is conditioned on your execution and delivery of a Dispute Resolution Agreement.  Your employment is also contingent upon the successful completion of the background and reference checks, as well as being able to establish your identity and authorization to work in the United States on your first day of work.  The first 90 days of your employment will be considered an introductory period. However, both during, and upon the conclusion of your introductory period, employment with Open Bank is at-will. This means that the terms and conditions of your employment may be changed with or without notice, with or without cause, including, but not limited to termination, demotion, promotion, transfer, benefits, duties and location of work. There is no express or implied agreement between Open Bank and yourself for continued or long-term employment. No representative of Open Bank has the authority to alter this at-will relationship.

I am delighted to extend this offer to you and look forward to working together. Please indicate your acceptance of this offer by signing the offer letter, and dispute resolution agreement, as well as, returning the employment application. The terms of this offer supersede any prior representation or terms, whether expressed orally or in writing. If you have any questions regarding benefits, please contact Kristy Kang at 213.892.1136.

Sincerely,

Min J. Kim

President & Chief Executive Officer

Acceptance:

/s/ Sang K. Oh	9/24/2020	10/19/2020
Sang K. Oh	Date	Start Date

Attachments: I-9 requirements, Application, Dispute Resolution Agreement